Exhibit 5
[WESTERN ALLIANCE LETTERHEAD]
August 17, 2007
Board of Directors
Western Alliance Bancorporation
2700 West Sahara Avenue
Las Vegas, NV 89102
Ladies and Gentlemen:
               I am General Counsel of Western Alliance Bancorporation, a Nevada corporation (the “Company”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission pursuant to Rule 462(a) under the Securities Act of 1933, as amended, relating to the proposed public offering of up to 1,774,265 shares (the “Shares”)of the Company’s common stock, par value $0.0001 per share.
               For purposes of this opinion letter, I have examined copies of the documents listed on Schedule 1 attached hereto (the “Documents”). I believe the Documents and my familiarity with the corporate affairs of the Company provide an appropriate basis on which to render the opinions hereinafter expressed.
               In my examination of the Documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted me as copies (including telecopies). As to all statements of fact made in the Documents, I have not independently established the facts so relied on and I have not made any investigation or inquiry other than my examination of the Documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
               This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Nevada, as amended. I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “General Corporation Law of the State of Nevada, as amended” includes the statutory provisions contained therein, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws.
               Based upon, subject to and limited by the foregoing, I am of the opinion that, assuming receipt by the Company of the consideration for the Shares specified in the Board Resolutions, the Shares will be validly issued, fully paid, and nonassessable.

Western Alliance Bancorporation
August 17, 2007

               This opinion letter has been prepared for your use in connection with the Registration Statement. I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
               I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Randall S. Theisen
Randall S. Theisen
Senior Vice President and General
Counsel

Western Alliance Bancorporation
August 17, 2007

Schedule 1
1.	An executed copy of the Registration Statement.

2.	The Amended and Restated Articles of Incorporation of the Company, as certified by the Secretary of State of the State of Nevada.

3.	The Amended and Restated Bylaws of the Company.

4.	An executed copy of the Registration Statement on Form S-4 (File No. 333-131867), filed with the Securities and Exchange Commission (the “SEC”) on February 15, 2006, as amended by Pre-Effective Amendment No. 1 thereto, filed with the SEC on March 3, 2006, and Pre-Effective Amendment No. 2 thereto, filed with the SEC on March 6, 2006.

5.	An executed copy of the Registration Statement on Form S-4 (File No. 333-140389), filed with the SEC on February 1, 2007, as amended by Pre-Effective Amendment No. 1 thereto, filed with the SEC on February 21, 2007.

6.	A copy of the Company’s 2005 Stock Incentive Plan.

7.	Resolutions of the Board of Directors of the Company adopted at meetings held on December 28, 2005, December 18, 2006, and January 23, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, (i) the conversion of options to purchase Intermountain First Bancorp shares into options to purchase the Shares (ii) the conversion of options to purchase First Independent Capital of Nevada shares into options to purchase the Shares, and (iii) the common stock increase in the number of shares under the Company’s 2005 Stock Incentive Plan and the arrangements in connection therewith (the “Board Resolutions”).

8.	Certificate of the Inspector of Elections from the Annual Meeting of Stockholders of the Company, held on April 18, 2007.

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